Exhibit 99.(a)(5)

YOUNG BROAD CASTING INC.

M E M O R A N D U M

To:                  All Holders of Young Broadcasting Inc. Stock Options

From:              Jim Morgan

Re:                  Exchange Offer

Date:               November 30, 2005

All current employees who hold Young Broadcasting Inc. stock options will be offered the right to exchange such options for newly issued shares of restricted stock. The terms of this Exchange Offer are fully described in an Offering Statement being sent to your home on our behalf by Wachovia Bank, N.A., the exchange agent for the offer. If you have not received this document by Friday, December 2, 2005, please contact me and I will arrange for a replacement copy to be delivered to you.

It is important that you receive and promptly act upon this offer because it expires at 5:30 PM, Eastern Time, on December 30, 2005. Any and all questions that you may have regarding the Exchange Offer, the Offering Statement and any other document you will receive relating to the Exchange Offer should be directed to Wachovia Bank.  The Offering Statement provides contact information for Wachovia Bank.